UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2023

Sun Country Airlines Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road Minneapolis, MN	55450
(Address of principal executive offices)	(Zip Code)

(651) 681-3900
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Credit Facility
On March 21, 2023, Sun Country Airlines Holdings, Inc. (“Holdings,” the “Company,” “we,” “us” or “our”) entered into a $119,200,000 Term Loan Facility Agreement among the Sun Country Holdings, Sun Country, Inc. (D/B/A Sun Country Airlines) (“Sun Country”), the lenders party thereto and UMB Bank, National Association, as facility agent, security trustee and account bank (The “Term Loan Facility”).  The proceeds of the Term Loan Facility will be used to acquire five Boeing 737-900ER aircraft from an unaffiliated third-party (the “Aircraft”). The Aircraft are currently on lease to an unaffiliated airline and will remain on lease with them until the leases expire on November 30, 2024, May 31, 2025, November 30, 2025, March 31, 2025 and May 31, 2025 at which time they will join the Sun Country fleet.

The obligations of Sun Country and Holdings under the Term Loan Facility are primarily secured by the Aircraft and, so long as the Aircraft are on lease, the associated leases, including maintenance reserve amounts and security deposits (the “Term Loan Collateral”).

The loans under the Term Loan Facility (the “Term Loans”) bear interest at a rate per annum equal to the term secured overnight funding rate (“SOFR”) (subject to a floor of 0.00%), plus the credit spread adjustment of 0.10% per annum, plus applicable margin of 3.75% per annum during the period the aircraft are on lease and 3.25% per annum during the period the Aircraft are not on lease, or such higher rate as may be applicable due to a market disruption event or amounts being past due and unpaid.

The Term Loan Facility will be subject to amortization payments, payable monthly, commencing on or about April 23, 2023. The remaining balance of the Term Loans will be due and payable in a single payment on the maturity date of March 21, 2030.

The Term Loan Facility also contains mandatory prepayment provisions, which, among other things, may require Holdings in certain instances to prepay obligations in connection with dispositions of Term Loan Collateral. Sun Country may prepay the facility at its option at any time without penalty or premium but subject to any breakage costs.

The Term Loan Facility contains customary affirmative and negative covenants that restrict the Company’s ability to, among other things, dispose of Term Loan Collateral. The Term Loan Facility does not limit the amount of unsecured debt that we or our subsidiaries may incur or the amount of debt secured by assets other than the Term Loan Collateral that we may incur.

The Term Loan Facility contains events of default customary for similar financings. Upon the occurrence and continuation of an event of default (other than an event of default relating to certain bankruptcy or insolvency events), the outstanding obligations under the Term Loan Facility may be accelerated and become due and payable immediately. Upon the occurrence of an event of default relating to certain bankruptcy or insolvency events, the outstanding obligations under the Term Loan Facility automatically accelerate and become due and payable immediately.

The foregoing description of the Term Loan Facility is a summary only and is qualified in their entirety by reference to the full text of such document.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 27, 2023	Sun Country Airlines Holdings, Inc.

	By:	/s/ Erin Rose Neale
		Name:	Erin Rose Neale
		Title:	Senior Vice President, General Counsel and Secretary